Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259207, 333-259203, and 333-268538), Form S-4 (No. 333-255475) and on Form S-8 (333-209811) of Greystone Housing Impact Investors LP of our report dated February 23, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 23, 2023